Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-635-2120
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Adds Visser Precision Cast as its Contract Manufacturer

Rancho Santa Margarita, Calif. June 5, 2012,  - Liquidmetal® Technologies Inc. (OTCBB: LQMT) today announced that it has reached an agreement with  Visser Precision Cast, LLC (VPC), a subsidiary of Furniture Row, LLC to provide manufacturing services to Liquidmetal.  VPC is based in Colorado. As part of this strategic agreement, VPC will provide mold and manufacturing technologies to Liquidmetal and its Certified Liquidmetal Partners to ensure that customers will be provided consistently high-quality products and support services.

In addition, VPC agreed to make certain equity and debt investments in Liquidmetal Technologies, LLC.  In particular, VPC purchased 20 million shares of Liquidmetal common stock on June 1, 2012 and agreed to purchase 10 million shares of common stock on June 28, 2012, all at a price of $.10 per share.  VPC will also receive warrants to purchase a total of 15 million shares of Liquidmetal common stock at an exercise price of $.22 per share.  VPC also agreed to loan up to $2 million to Liquidmetal pursuant to the terms of a 6% secured, convertible note in advances of $1 million each on September 15, 2012 and November 15, 2012.  Amounts due under the loan may be converted by VPC to common stock of Liquidmetal at a price of $.22 per share.  The equity and debt investments are subject to certain funding conditions.

“Both company’s achievements exemplify a deep commitment to quality and cutting edge technologies.  We believe our agreement with Visser Precision Cast represents the final link in our ability to provide commercially produced Liquidmetal parts to our customer base.   In many applications, our customers find Liquidmetal to be stronger, lighter, and more resistant to corrosion than existing machined alternatives.   By working with a technology and manufacturing provider such as VPC, we ensure our customers of extraordinary quality and the ability to scale production,” said Thomas Steipp, Liquidmetal President and CEO.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as "believe," "estimate," "project," "expect," “intend,” “may," "anticipate," "plans," "seeks," and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.